UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Act of 1934

(Amendment No. 1)*

BEYOND AIR, INC.

(Name of Issuer)

Common Stock, par value $0.0001 per share

(Title of Class of Securities)

08862L103

(CUSIP Number)

October 4, 2024

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 08862L103	13G

1		NAMES OF REPORTING PERSONS Avenue Venture Opportunities Fund, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,447,835 (1)
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
Not applicable.		☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.7% (2)
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Reporting Person directly holds an aggregate of (a) 2,657,149 shares of common stock, par value $0.0001 per share (the “Common Stock”), and (b) 2,790,686 shares of Common Stock issuable upon exercise of warrants outstanding. Aggregate ownership by Reporting Person is subject to a 9.9% limit at any one time.
(2)	Percent of class is based on 95,013,055 fully diluted shares of Common Stock of Beyond Air, Inc. (the “Issuer”) outstanding as of October 4, 2024.

CUSIP No. 08862L103	13G

1		NAMES OF REPORTING PERSONS Avenue Venture Opportunities Fund II, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,171,752 (1)
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
Not applicable.		☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.6% (2)
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Reporting Person directly holds an aggregate of (a) 3,985,723 shares of Common Stock, and (b) 4,186,029 shares of Common Stock issuable upon exercise of warrants outstanding. Aggregate ownership by Reporting Person is subject to a 9.9% limit at any one time.
(2)	Percent of class is based on 95,013,055 fully diluted shares of Common Stock of Beyond Air, Inc. (the “Issuer”) outstanding as of October 4, 2024.

CUSIP No. 08862L103	13G

1		NAMES OF REPORTING PERSONS Avenue Capital Management II, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5	SOLE VOTING POWER 13,619,587 (1)
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 13,619,587 (1)
	8	SHARED DISPOSITIVE POWER 0
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,619,587 (1)
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
Not applicable.		☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 14.3% (2)
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Avenue Capital Management II, L.P. is a registered investment adviser and is the manager (“Manager”) of each of Avenue Venture Opportunities Fund, L.P. (“Fund”) and Avenue Venture Opportunities Fund II, L.P. (“Fund II”, and with Fund, the “Funds”). The general partner of each of Fund and Fund II has delegated all management authority to Manager and therefore, Manager has sole voting and dispositive power over all securities of Issuer held by the Funds but disclaims beneficial ownership thereof except to the extent of its pecuniary interest, if any, therein.
(2)	Percent of class is based on 95,013,055 fully diluted shares of Common Stock of Beyond Air, Inc. (the “Issuer”) outstanding as of October 4, 2024.

CUSIP No. 08862L103	13G

1		NAMES OF REPORTING PERSONS Avenue Venture Opportunities Partners, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5	SOLE VOTING POWER 0 (1)
	6	SHARED VOTING POWER 0 (1)
	7	SOLE DISPOSITIVE POWER 0 (1)
	8	SHARED DISPOSITIVE POWER 0 (1)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,447,835 (1)
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
Not applicable.		☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.7% (2)
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Avenue Venture Opportunities Partners, LLC (“AVOP”) is the general partner of Fund and has delegated voting and dispositive power over securities held by Fund to Manager. AVOP disclaims beneficial ownership of securities held by Fund, except to the extent of its pecuniary interest, if any, therein.
(2)	Percent of class is based on 95,013,055 fully diluted shares of Common Stock of Beyond Air, Inc. (the “Issuer”) outstanding as of October 4, 2024.

CUSIP No. 08862L103	13G

1		NAMES OF REPORTING PERSONS Avenue Venture Opportunities Partners II, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5	SOLE VOTING POWER 0 (1)
	6	SHARED VOTING POWER 0 (1)
	7	SOLE DISPOSITIVE POWER 0 (1)
	8	SHARED DISPOSITIVE POWER 0 (1)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,171,752 (1)
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
Not applicable.		☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.6% (2)
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Avenue Venture Opportunities Partners II, LLC (“AVOPII”) is the general partner of Fund II and has delegated voting and dispositive power over securities held by Fund II to Manager. AVOPII disclaims beneficial ownership of securities held by Fund II, except to the extent of its pecuniary interest, if any, therein.
(2)	Percent of class is based on 95,013,055 fully diluted shares of Common Stock of Beyond Air, Inc. (the “Issuer”) outstanding as of October 4, 2024.

CUSIP No. 08862L103	13G

1		NAMES OF REPORTING PERSONS GL Venture Opportunities Partners, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5	SOLE VOTING POWER 0 (1)
	6	SHARED VOTING POWER 0 (1)
	7	SOLE DISPOSITIVE POWER 0 (1)
	8	SHARED DISPOSITIVE POWER 0 (1)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,447,835 (1)
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
Not applicable.		☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.7% (2)
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	GL Venture Opportunities Partners, LLC (“GLVOP”) is the managing member of AVOP, the general partner of Fund. GLVOP has no voting or dispositive power over securities held by Fund and disclaims beneficial ownership of securities held by Fund, except to the extent of its pecuniary interest, if any, therein.
(2)	Percent of class is based on 95,013,055 fully diluted shares of Common Stock of Beyond Air, Inc. (the “Issuer”) outstanding as of October 4, 2024.

CUSIP No. 08862L103	13G

1		NAMES OF REPORTING PERSONS GL Venture Opportunities Partners II, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
Number of Shares Beneficially Owned By Each Reporting Person With	5	SOLE VOTING POWER 0 (1)
	6	SHARED VOTING POWER 0 (1)
	7	SOLE DISPOSITIVE POWER 0 (1)
	8	SHARED DISPOSITIVE POWER 0 (1)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,171,752 (1)
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
Not applicable.		☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 8.6% (2)
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	GL Venture Opportunities Partners II, LLC (“GLVOPII”) is the managing member of AVOPII, the general partner of Fund II. GLVOPII has no voting or dispositive power over securities held by Fund II and disclaims beneficial ownership of securities held by Fund II, except to the extent of its pecuniary interest, if any, therein.
(2)	Percent of class is based on 95,013,055 fully diluted shares of Common Stock of Beyond Air, Inc. (the “Issuer”) outstanding as of October 4, 2024.

CUSIP No. 08862L103	13G

1		NAMES OF REPORTING PERSONS Marc Lasry
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐ (b) ☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
Number of Shares Beneficially Owned By Each Reporting Person With	5	SOLE VOTING POWER 0 (1)
	6	SHARED VOTING POWER 0 (1)
	7	SOLE DISPOSITIVE POWER 0 (1)
	8	SHARED DISPOSITIVE POWER 0 (1)
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 13,619,587 (2)
10		CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
Not applicable.		☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 14.3% (2)
12		TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)	Marc Lasry is the beneficial owner of GLVOP and GLVOPII and therefore, is the ultimate beneficial owner of the Funds. Mr. Lasry does not have voting or dispositive power over securities held by the Funds.
(2)	Percent of class is based on 95,013,055 fully diluted shares of Common Stock of Beyond Air, Inc. (the “Issuer”) outstanding as of October 4, 2024.

CUSIP No. 08862L103	13G

Item 1.

(a) Name of Issuer: Beyond Air, Inc.

(b) Address of Issuer’s Principal Executive Offices: 900 Stewart Avenue, Suite 301, Garden City, NY 11530

Item 2.

(a) Name of Persons Filing:

Avenue Venture Opportunities Fund, L.P.

Avenue Venture Opportunities Fund II, L.P.

Avenue Capital Management II, L.P.

Avenue Venture Opportunities Partners, LLC

Avenue Venture Opportunities Partners II, LLC

GL Venture Opportunities Partners, LLC

GL Venture Opportunities Partners II, LLC

Marc Lasry

(b) Address of Principal Business Office or, if None, Residence:

Avenue Capital Group

11 West 42nd Street, 9th Floor

New York, New York 10036

(c) Citizenship:

Avenue Venture Opportunities Fund, L.P., Avenue Venture Opportunities Fund II, L.P., Avenue Capital Management II, L.P., Avenue Venture Opportunities Partners, LLC, Avenue Venture Opportunities Partners II, LLC, GL Venture Opportunities Partners, LLC, and GL Venture Opportunities Partners II, LLC are organized under the laws of the State of Delaware

Marc Lasry is a U.S. citizen.

(d) Title and Class of Securities: Common Stock, par value $0.0001 per share

(e) CUSIP No.: 08862L103

Item 3. If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act;

(b)	☐	Bank as defined in Section 3(a)(6) of the Act;

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act;

(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940;

(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

CUSIP No. 08862L103	13G

(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

(j)	☐	A non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J);

(k)	☐	Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution: ____

Item 4. Ownership

The information required by Items 4(a) - (c) is set forth in Rows (5) - (11) of the cover page for each Reporting Person hereto and is incorporated herein by reference for each such Reporting Person.

Avenue Venture Opportunities Fund, L.P. directly beneficially owns an aggregate of (a) 2,657,149 shares of common stock, par value $0.0001 per share (the “Common Stock”), and (b) 2,790,686 shares of Common Stock issuable upon exercise of warrants outstanding. Aggregate ownership by Reporting Person is subject to a 9.9% ownership limit at any one time.

Avenue Venture Opportunities Fund II, L.P. directly beneficially owns an aggregate of (a) 3,985,723 shares of Common Stock, and (b) 4,186,029 shares of Common Stock issuable upon exercise of warrants outstanding. Aggregate ownership by Reporting Person is subject to a 9.9% ownership limit at any one time.

As the Manager of the Funds, Avenue Capital Management II, L.P., may be deemed to beneficially own securities held by the Funds.

As the general partner of Avenue Venture Opportunities Fund, L.P., Avenue Venture Opportunities Partners, LLC may be deemed to beneficially own securities held by the Fund.

As the general partner of Avenue Venture Opportunities Fund II, L.P., Avenue Venture Opportunities Partners II, LLC may be deemed to beneficially own securities held by Fund II.

As the managing member of Avenue Venture Opportunities Partners, LLC, GL Venture Opportunities Partners, LLC may be deemed to beneficially own securities held by the Fund.

As the managing member of Avenue Venture Opportunities Partners II, LLC, GL Venture Opportunities Partners II, LLC may be deemed to beneficially own securities held by Fund II.

Marc Lasry is the ultimate beneficial owner of both GL Venture Opportunities Partners, LLC and GL Venture Opportunities Partners II, LLC and therefore, may be deemed to beneficially own such securities of Issuer held by the Funds.

The foregoing should not be construed as an admission by any Reporting Person as to beneficial ownership of any securities of Issuer owned by another Reporting Person. Each of the Reporting Persons disclaims beneficial ownership such securities that are not directly owned by such Reporting Person, except to the extent of its or his pecuniary interest therein.

CUSIP No. 08862L103	13G

Item 5. Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6. Ownership of more than Five Percent on Behalf of Another Person.

Not applicable.

Item 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company or control person.

Not applicable.

Item 8. Identification and classification of members of the group.

Not applicable.

Item 9. Notice of Dissolution of Group.

Not applicable.

Item 10. Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

Exhibits and Schedules.

Exhibit 99.1	Power of Attorney dated January 28, 2019 (filed as Exhibit 99.1 to Schedule 13G on October 3, 2024).

Exhibit 99.2	Joint Filing Agreement dated October 3, 2024.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: October 9, 2024

Avenue Venture Opportunities Fund, L.P.

By:	Avenue Venture Opportunities Partners, LLC
Its:	General Partner

By:	GL Venture Opportunities Partners, LLC
Its:	Managing Member

By:	/s/ Andrew Schinder
Name:	Andrew Schinder
Title:	Attorney-in-Fact for Marc Lasry, Member

Avenue Venture Opportunities Fund II, L.P.

By:	Avenue Venture Opportunities Partners II, LLC
Its:	General Partner

By:	GL Venture Opportunities Partners II, LLC
Its:	Managing Member

By:	/s/ Andrew Schinder
Name:	Andrew Schinder
Title:	Attorney-in-Fact for Marc Lasry, Member

Avenue Venture Opportunities Partners, LLC

By:	GL Venture Opportunities Partners, LLC
Its:	Managing Member

By:	/s/ Andrew Schinder
Name:	Andrew Schinder
Title:	Attorney-in-Fact for Marc Lasry, Member

Avenue Venture Opportunities Partners II, LLC

By:	GL Venture Opportunities Partners II, LLC
Its:	Managing Member

By:	/s/ Andrew Schinder
Name:	Andrew Schinder
Title:	Attorney-in-Fact for Marc Lasry, Member

GL Venture Opportunities Partners, LLC

By:	/s/ Andrew Schinder
Name:	Andrew Schinder
Title:	Attorney-in-Fact for Marc Lasry, Member

GL Venture Opportunities Partners II, LLC

By:	/s/ Andrew Schinder
Name:	Andrew Schinder
Title:	Attorney-in-Fact for Marc Lasry, Member

Avenue Capital Management II, L.P.

By:	Avenue Capital Management II GenPar, LLC
Its:	General Partner

By:	/s/ Andrew Schinder
Name:	Andrew Schinder
Title:	Attorney-in-Fact for Marc Lasry, Member

MARC LASRY

By:	/s/ Andrew Schinder, Attorney-in-Fact for Marc Lasry